FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES DIVIDEND AND
SECOND QUARTER 2015 EARNINGS

Houston (August 6, 2015)--Adams Resources & Energy, Inc. (NYSE MKT:AE) announced second quarter 2015 unaudited net earnings of $4,340,000 or $1.03 per common share.  Revenues for the quarter totaled $600,558,000. Current period net earnings compare to unaudited second quarter 2014 net earnings of $3,975,000 or $.94 per common share.

Thomas S. Smith, President and Chief Executive Officer, attributed the 2015 earnings improvement to fuel cost saving within the Companies trucking fleet.  The Company operates over 500 trucks hauling crude oil and liquid chemicals with diesel fuel a significant expense, averaging over $20 million per year at current prices.  Recent declines in the market price of crude oil have led to reduced diesel fuel prices with a resultant cost savings to the Company.

A summary of operating results is as follows:

	Second Quarter
	2015	2014

Operating Earnings (Expense)
Marketing	$9,842,000	$7,776,000
Transportation	1,169,000	955,000
Oil and natural gas	(1,772,000)	(508,000)
Administrative expenses	(2,318,000)	(2,147,000)
	6,921,000	6,076,000
Interest income, net	95,000	45,000
Income tax (provision)	(2,676,000)	(2,146,000)

Net earnings	$4,340,000	$3,975,000

The Company’s Board of Directors also declared a quarterly cash dividend in the amount of $.22 (twenty-two cents) per common share, payable on September 17, 2015 to shareholders of record as of September 3, 2015.

The Company’s quarterly report on Form 10-Q for the period ended June 30, 2015 will be filed with the Securities and Exchange Commission on August 7, 2015 and will be available on the Company’s website at adamsresources.com.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions and potential adverse world economic conditions, (b) fluctuations in hydrocarbon commodity prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability and cost of capital, (j) results of current items of litigation, (k) uninsured items of litigation or losses, (l) uncertainty in reserve estimates and cash flows, (n) successful drilling activity and the ability to replace oil and gas reserves, (m) security issues related to drivers and terminal facilities, (o) demand for chemical based trucking operations, (p) financial soundness of customers and suppliers.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues	$1,156,131	$2,109,120	$600,558	$1,159,931

Costs, expenses and other	(1,144,124)	(2,094,545)	(593,542)	(1,153,810)
Income tax (provision)	(4,570)	(5,237)	(2,676)	(2,146)

Net earnings	$7,437	$9,338	$4,340	$3,975

Earnings per common share:
Basic and diluted net earnings
per common share	$1.76	$2.21	$1.03	$.94

Dividends per common share	$.44	$.44	$.22	$.22

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	June 30,	December 31,
	2015	2014

ASSETS
Cash	$83,980	$80,184
Other current assets	174,342	170,761
Total current assets	258,322	250,945

Net property & equipment	75,841	84,871
Deposits and other assets	5,409	4,998
	$339,572	$340,814

LIABILITIES AND EQUITY
Total current liabilities	$161,207	$168,603
Other long-term liabilities	15,287	14,714
Shareholders’ equity	163,078	157,497
	$339,572	$340,814